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Exhibit 10.19

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of December 11, 1998 (the "Effective Date") by and between Dennis J. Tietz ("Tietz") and The Cronos Group, a limited liability company organized and existing under the laws of Luxembourg (the "Company") (collectively, the "Parties").

                                     RECITAL

The Company desires to employ Tietz as its Chief Executive Officer, and Tietz is willing to accept such employment by the Company, on the terms and subject to the conditions set forth in this Agreement.

                                    AGREEMENT

The parties agree as follows:

1.     POSITION

During the term of this Agreement, Tietz shall be employed by the Company as its Chief Executive Officer and shall be elected a director of the Company's Board of Directors (the "Board").



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2.     TERM

(a) The initial term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2000. The Board may, in its discretion, elect to renew the term of this Agreement for additional one-year terms, subject to the agreement of Tietz.

(b) Tietz commits to work exclusively for the Company (which, for the purposes of this provision, includes the companies directly and indirectly whollyowned by the Company) during the term of this Agreement.

3.     ANNUAL SALARY

From the Effective Date through December 31, 1999, Tietz' annual salary shall be Two Hundred thirty-five Thousand Dollars ($235,000), paid in accordance with the Company's standard payroll practices. After December 31, 1999, Tietz' annual salary may be increased, in the discretion of the Board, but shall not be reduced. In all events, Tietz' annual salary for the year 2000, and for each year thereafter during the term of this Agreement, shall be increased, at a minimum, in accordance with the ratio that the consumer price index compiled and published by the United States Department of Labor's Bureau of Labor Statistics for the San Francisco/Oakland Metropolitan area for the year just ended bears to said figure for the calendar year preceding the year just ended.

4.     BONUS

Tietz shall receive bonus compensation at such times, and in such amounts, as are determined in the discretion of the Board.


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5.     GROUP/EXECUTIVE BENEFITS

       (a) Except as otherwise specifically provided herein, Tietz and his family shall participate, on terms no less favorable than were provided to the immediately preceding Chief Executive Officer of Company, in any group and/or executive life, hospitalization or disability insurance plan, health program, pension, profit sharing, 401(k) and similar benefit plans (qualified, non-qualified and supplemental) that the Company sponsors for its officers or employees, and in other fringe benefits, including any automobile allowance or arrangement, club memberships and dues, and similar programs (collectively referred to as the Benefits"). All waiting periods for such plans shall be waived, except with respect to any pension plan where waiver of the applicable waiting period is not permitted. It is understood that participating on the "same terms" as the immediately preceding Chief Executive Officer of the Company means the same rules and/or policies shall apply, recognizing that the result upon applying them can be affected by different credited years of service.

       (b) Without limiting the generality of the foregoing provisions of this Section 5, the Company shall provide the following specific benefits to
Tietz:

              (i) Automobile. For the Company's convenience, and as a condition to Tietz' employment by the Company, Tietz shall, to the extent reasonably possible, use a luxury automobile to be provided and maintained by the Company. The Company shall also provide, at the Company's expense, adequate personal injury and property damage insurance covering such automobile.


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              (ii)   Financial Planning. The Company will pay the fees for
outside custom financial planning for Tietz, by a recognized financial planning organization.

              (iii) Tax Preparation and Planning. The Company will pay the fees for outside tax planning and tax return preparation services for Tietz, by recognized experts in such fields, and any fees or expenses incurred by Tietz in connection with any investigation or audit of such RETURNS by any taxing authority.

              (iv) Mitigation for Incremental Taxes. In recognition of the fact that Tietz will relocate his residence to England, the Company shall reimburse Tietz for any additional income taxes payable by him on his income earned as an officer of the Company over the income taxes that would be payable on such income were Tietz a resident of the state of California. The amount of any such reimbursement shall be confirmed by the outside auditors of the Company, and shall be payable to Tietz on or prior to March 31st of each year for income earned by Tietz for the prior year.

              (v) Vacation. Tietz shall be entitled to twenty-five (25) business days of vacation during each calendar year during the term of this Agreement and any extensions thereof, prorated for partial years. Tietz may carry over to subsequent years up to five (5) business days of vacation each year that he does not use.

              (vi) Life Insurance. For the term of this Agreement and any extensions thereof, the Company shall, at its expense, procure and keep in effect life insurance on the life of Tietz, payable to such beneficiaries as he may from time to time designate, in such amounts as called for by the Company's current policy with respect to the provision of life insurance to senior executives of the Company.


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              (vii)  Moving and Housing Allowance. THE Company recognizes that
Tietz will incur substantial relocation costs in connection with the commencement of his employment by the Company at its principal executive offices located at Orchard Lea, England. Accordingly, the Company shall reimburse Tietz for all moving or relocation costs reasonably incurred by him, which may include, without limitation, transportation costs, living expenses while Tietz finds accommodations in Greater London, the costs of moving furniture and personal belongings, and any other similar costs and expenses. The Company shall further provide Tietz with a housing allowance for the first nine (9) months that Tietz lives in London, in an amount necessary to pay the costs and expenses of housing reasonably acceptable to Tietz in the Greater London area.

6.     Equity Based Incentive Compensation

       (a) In order to induce Tietz to accept the position of Chief Executive Officer of the Company, the Company agrees, effective the Effective Date, to grant Tietz an option (the "Option") to acquire 300,000 shares (the "Option Shares") of the Company's Common Stock, $2.00 par value, at an exercise price equal to the closing price of the Company's Common Stock, as quoted on NASDAQ, as of the close of business on the Effective Date ($4.375 per share). The Company agrees to submit the Option for the approval of the shareholders of the Company by no later than the next regularly-scheduled annual meeting of the shareholders of the Company. The effectiveness of the Option shall not, however, be conditional upon approval thereof by the shareholders of the Company. Tietz' right to purchase the Option Shares shall vest in full as of the Effective Date. The Company agrees that the Option granted


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to Tietz for the Option Shares shall be exercisable for ten (10) years from the date of grant.

       (b) The Company currently has in place its Management Equity Investment Plan (the "MEIP"), but the Company is in the process of terminating the MEIP. As soon as practicable, the Company agrees to adopt an incentive stock option plan pursuant to the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (hereinafter, the "Option Plan"). The Company agrees to submit the Option Plan for approval of the shareholders of the Company within twelve (12) months of the date the Option Plan is adopted by the Board. The Company agrees that Tietz, as the Chief Executive Officer of the Company, shall participate in the Option Plan, at the time or times and consistent with the terms and vesting rules generally applicable to other senior executives of the Company under the Option Plan.

       (c) If there is a generally applicable award of options or restricted shares to senior executives of the Company other than an award of options under the Option Plan, Tietz shall participate in such award(s) on terms consistent with the Company's then-current practices with respect to awards made to other senior executives.

       (d) In the event of a "Change in Control" of the Company, as that term is defined in the Severance Agreement entered into by and between the Company and Tietz concurrently with this Agreement, then all of Tietz' awards of stock options, restricted shares or similar equity-based interests which have not already vested shall immediately vest in full.


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       (e)    In the event that the Option granted by the Company to Tietz pursuant to the provisions of subsection (a) above is not submitted to and/or approved by the shareholders of the Company, then upon any merger, combination, sale of all or substantially all of the assets of the Company, or consummation of any tender or exchange offer for more than 50% of the issued and outstanding shares of Common Stock of the Company occurring during the term of this Agreement or within two (2) years of the termination of this Agreement other than for Cause" (Section 7 hereof) (collectively, a "Reorganization Event"), then Tietz shall be entitled to an incentive bonus equal to 3.5% of the difference between the aggregate consideration received by the shareholders of the Company as a result of the Reorganization Event and the value of said outstanding shares of the Common Stock of the Company as of the Effective Date. In the event that the consideration received by the shareholders of the Company as a result of any reorganization event is not for cash in US Dollars, then the value of the consideration received by the shareholders of the Company shall be determined by the investment banker(s) retained by the Company to advise it in connection with the Reorganization Event or, in the event that the Company does not retain any such advisors, by the independent auditors of the Company. Any such incentive bonus shall be payable to Tietz, in one lump sum payment, minus appropriate withholding for taxes, on the date of closing or consummation of the Reorganization Event.

       (f) Cronos Capital Corp. ("CCC") is a California corporation and an indirect wholly-owned subsidiary of the Company. CCC serves as the general partner or managing general partner of eleven California limited partnerships organized to


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own and manage marine cargo containers. Since 1992, Tietz has served as
President of CCC. Tietz shall continue to serve as President of CCC during the term of this Agreement. Under the relevant partnership agreements of the container partnerships, CCC, as general partner, is entitled to various forms of compensation. The Company agrees to reallow to Tietz, as additional incentive compensation, for the term of the container partnerships paying such compensation, Three Percent (3%) of the fees and distributions payable and distributable by the container partnerships to CCC. The incentive compensation payable to Tietz under the provisions of this subsection (f) shall be payable to him by CCC quarterly.

7.     EVENTS TRIGGERING SEVERANCE BENEFITS

Upon the termination of Tietz' employment for any of the reasons described in subsections (a)-(c) below, he will be entitled to receive the severance benefits described in Section 8 hereof:

       (a)    The Company terminates Tietz' employment without "Cause."

       (b) Tietz terminates his employment with the Company "For Good Reason," which means he terminates it within six months of any event that constitutes "Good Reason," as defined in subsection (d) below (the phrase "Without Good Reason" means any termination by Tietz other than within six months of an event constituting Good Reason).

       (c) Tietz resigns following a "Change of Control" of the Company, as that term (or any similar term) is defined under his Severance Agreement.

       (d)    Definitions:


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              (i)    "Cause" refers to Tietz' wilful dishonesty toward, fraud
upon, or deliberate injury or attempted injury to, the Company, or by reason of Tietz' willful material breach of this Agreement which has resulted in a material injury to the Company; provided however, that cause shall not be deemed to exist as a result of any act or omission believed by Tietz, in good faith, to have been in the interest of the Company.

              (ii) "Good Reason" for Tietz to resign shall exist if any of the following events occur without his consent: (A) the Company fails to pay or provide required compensation, after the omission has been called to the Company's attention and it has been given a reasonable opportunity to cure the situation; or (B) the Company materially reduces Tietz' titles, position, duties and/or authority; or (C) the Company materially breaches the terms of this Agreement, provided Tietz has called the breach to the Company's attention and allowed the Company a reasonable opportunity to cure it.

              (iii)  "Notice of Termination" shall mean a written notice which
(A) indicates the type of termination under this Agreement (e.g., for Cause) and cites the applicable provision of this Agreement, (B) briefly describes the facts and circumstances claimed to provide a basis for the stated type of termination, if applicable, and (C) specifies the date of termination from active service.

       (e) Termination because of Tietz' death or disability will not require payment of the severance benefits described in Section 8, nor will termination for Cause or termination by Tietz Without Good Reason.


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              (i)    For purposes of this Agreement, Tietz will be deemed to be disabled from performing his duties upon the earlier of: (A) the end of a six consecutive month period during which, for any reason, he has been unable to substantially perform his usual and customary duties as Chief Executive Officer; or (B) the date when it becomes apparent that, for any reason, he will be unable to substantially perform his usual and customary duties as Chief Executive Officer for a period of at least six consecutive months, provided, however, that in the case of a physical or mental injury or disease, his disability must be determined in writing by a reputable physician or psychologist, selected jointly by the Board and Tietz (or his personal representative). The Company shall promptly give Tietz written notice of any determination that Tietz is disabled from working and of any decision by the Board to terminate his employment by reason thereof. In the event of disability, until the date of termination from active service, the base salary payable to Tietz under Section 3 hereof shall be reduced dollar-for-dollar by the amount of disability benefits paid to Tietz in accordance with any disability plan, policy or program of the Company.

8.     SEVERANCE BENEFITS

If Tietz qualifies for severance benefits under the provisions of Section 7 hereof, then the following terms and conditions shall apply:

       (a) The Company shall pay Tietz all "Accrued Obligations" in a lump sum in cash within thirty (30) days following his last day of active service; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, or incentive compensation shall be determined and paid in


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accordance with the terms of the relevant plan or provision. "Accrued
Obligations" shall mean, as of Tietz' last day of active service, the sum of..
(i) his base salary under Section 3 hereof through the date of termination from active service, to the extent not already paid; (ii) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation accrued by Tietz as of his last day of active service, to the extent not already paid; and (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by Tietz as of his last day of active service, to the extent not already paid. For purposes of this Section, amounts shall be deemed to accrue ratably over the period during which they are earned, but no discretionary compensation shall be deemed earned or accrued until it is specifically approved by the Board in accordance with the applicable plan, program or policy.

       (b) Within thirty (30) days after Tietz' last day of active service, the Company shall pay him a lump sum equal to the amount that results when the fraction described in subsection (i) below is multiplied times the sum described in subsection (ii) below (i.e., full payment of the salary and bonus that would have been due during the remainder of the term of this Agreement):

              (i) A fraction, the numerator of which is the number of days remaining from Tietz' last day of paid active service until the last day of the term of this Agreement, and the denominator of which is 365;

              (ii) The sum of his: (A) then-current annual salary and (B) then-current annual performance bonus target or, if not yet established, his most recent annual bonus payment.


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However, the payment to Tietz under this paragraph (b) shall be conditioned upon his compliance with the Company's policy (as in effect on the Effective Date or on his last day of active service, whichever is more favorable to Tietz) regarding all salaried employees executing a waiver and release prior to receiving severance compensation.

       (c) Within thirty (30) days after Tietz' last day of active service, the Company shall pay him a lump sum that represents a pro-rated annual bonus for the year of termination. This amount shall be calculated by taking his target bonus (or, if not yet established, his bonus for the prior year) for the year of termination and multiplying it times a fraction (i) whose numerator is the number of days elapsed in the current calendar year from January 1 of that year through his final day of active service, and (ii) whose denominator is 365 (e.g., if his last day of active service was February 5, then this fraction would be .10, calculated as follows: 36 days elapsed in year divided by 365 days).

       (d) All options and restricted stock (including both shares and units) that were granted before the date of termination but have not yet vested shall immediately vest upon Tietz' final day of active service. All such options, and also options that previously vested but have not yet been exercised, shall remain exercisable in accordance with the Option Plan's terms for retirees.

The Company may at any time discharge Tietz from active service without advance notice, by providing a Notice of Termination. Nothing in this Agreement shall be construed as requiring the Company to allow Tietz to continue actively performing the duties of Chief Executive Officer. Regardless of the reason


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for such termination or whether it constitutes a breach by the Company of this
Agreement, Tietz' exclusive remedy shall be payment of the severance benefits described in subsections 8(a) - 8(d) hereof, he shall not be entitled to reinstatement, nor to any other damages for wrongful termination; nor, after his termination from active service, shall he be entitled to any other salary, benefits or other compensation under this Agreement. Notwithstanding anything to the contrary in the preceding sentences, Tietz shall be entitled to receive the incentive compensation called for by the provisions of Section 6(f) of this Agreement for the term of the container partnerships' paying such compensation, shall be entitled to receive those severance benefits under his Severance Agreement that are payable separate and apart from the severance benefits payable to Tietz under Sections 8 or 9 hereof, as the case may be, and Tietz shall be entitled to the benefits of the Indemnification Agreement entered into concurrently herewith by the Company with Tietz.

9. OBLIGATIONS OF THE COMPANY UPON TERMINATION BY DEATH, DISABILITY, DISCHARGE FOR CAUSE, OR RESIGNATION WITHOUT GOOD REASON

In the event this Agreement terminates due to the death or disability of Tietz, or due to a termination for Cause or resignation or Tietz' retirement Without Good Reason, the Company shall pay to Tietz all Accrued Obligations in a lump sum in cash within thirty (30) days after his last day of active service; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, or incentive compensation shall be determined and paid in accordance with the terms of the relevant plan or provision. Nothing in this Section shall limit or otherwise adversely affect any rights Tietz may have under applicable law, under any other agreement with the Company (including, without limitation, the Severance


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Agreement, to the extent it provides for benefits not payable under this
Agreement, and the Indemnification Agreement), or under any compensation or benefit plan or policy of the Company.

10.    GROSS-UP PAYMENT FOR GOLDEN PARACHUTE TAXES

If it is determined that any payment the Company makes to or for the benefit of Tietz, under this Agreement or otherwise, is subject to excise taxes imposed on golden parachute payments, then the Company will make an additional payment to him (a "gross-up" payment) which is equal to (i) the amount of the excise tax plus (ii) the aggregate amount of any interest, penalties, fines, or additions which are imposed in connection with the imposition of any such excise tax, plus
(iii) all income, excise, and other applicable taxes imposed on Tietz by any taxing authority by reason of the payments required under clauses (i)-(iii) hereof.

11.    NO DUTY TO MITIGATE

With respect to the severance benefits provided under Section 8 of this Agreement, Tietz shall not have any duty to mitigate his income loss after a termination by finding alternative employment nor shall amounts he earns from other employment be offset against those benefits.

12.    TERMINATION BY EXECUTIVE

Tietz shall have no personal liability for damages to the Company for voluntarily terminating his employment at any time, with or Without Good Reason, so long as he gives at least thirty (30) days prior written notice.


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13.    NON-COMPETITION

If Tietz' employment with the Company is terminated for any reason that entitles him to receive severance benefits pursuant to Section 8 of this Agreement, then for a period of twelve (12) months immediately following his last day of active service, he shall abide by the following covenants and restrictions:

       (a) Non-competition. He shall not Participate in the management of a business entity that deals in Covered Services, unless that entity is merely a purchaser or lessee of Covered Services which does not compete against the Company.

       (b) Raiding Employee. He shall not directly or indirectly solicit or encourage any Existing Company Employee to leave the Company or to accept any position with any other company.

       (c) Non-disclosure. He shall not use or disclose to anyone any Confidential Information regarding the Company.

       (d) Definition. The following definitions shall apply to the italicized terms used in subsections 13(a) - 13(c) above:

              (i) "Covered Services" refers to the provision, as lessor, of marine cargo containers to shipping companies or other lessees of marine cargo containers.

              (ii) "Participate" shall be construed broadly to include, without limitation: (A) holding a position in which Tietz directly manages such a business entity; (B) holding a position in which anyone else who directly manages such a business entity is in Tietz' reporting chain or chain-of command, regardless of the number of reporting levels between them; or (C) providing ongoing consultation


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services regarding the management of such a business entity to anyone responsible therefor.

              (iii) "Existing Company Employee" means someone: (A) who became employed by the Company before Tietz' active service terminates; and (B) who is still employed by the Company as of the date when the facilitating act or solicitation takes place; and (C) who holds a manager, director, or officer level position at the Company (or an EQUIVALENT POSITION BASED on job duties).

              (iv) "Confidential Information" shall include all non-public information Tietz acquires by virtue of his positions with the Company which might be of material value to a competitor or which might cause any economic loss (directly or via loss of an opportunity) or substantial embarrassment to the Company or its customers, lessees, or suppliers if disclosed. Examples of such confidential information include, without limitation, non-public information about the Company's strategic or marketing plans; its lessees, customers, and suppliers; its business operations and structure; its pricing policies; or its non-public financial data.

       (e) Remedies. In the event of a breach or threatened breach of any term of subsections 13(a) - 13(d) hereof, the Company shall be entitled to injunctive relief and/or damages. The parties agree that breach of these provisions would cause irreparable injury to the Company for which there would be no adequate remedy at law, due among other reasons to the inherent difficulty of determining the precise causation for loss of customers or measuring the exact impact of losing key employees or having Confidential Information disclosed.


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       (f)    Recital. Tietz acknowledges that by virtue of the positions he will hold with the Company, he will acquire Confidential Information, including, without limitation, knowledge of operational plans, strategic long range plans, and leasing and marketing plans. Tietz also acknowledges that by virtue of the positions he will hold with the Company, he will learn which Existing Company Employees are critical to the Company's success and WILL DEVELOP RELATIONSHIPS HE otherwise would not have had with such employees.

14.    ARBITRATION

Should any dispute or controversy arising from or related to this Agreement arise between the Parties that the Parties are incapable of resolving themselves through good faith negotiation, then such dispute or controversy shall be submitted for resolution by JAMS/ENDISPUTE ("JAMS") in San Francisco, California, or at such other location as is agreed upon by the Parties. Any dispute shall first be submitted to JAMS for mediation pursuant to the mediation services provided by JAMS. Should the dispute between the Parties not be successfully mediated by JAMS within 90 days of its submission (subject to any extension agreed to by the Parties) then and in such event the dispute shall be submitted for binding arbitration by JAMS pursuant to the rules and practices of JAMS. Unless agreed to by the Parties, the representative of JAMS who attempts to mediate any dispute between the Parties shall not be the representative of JAMS who arbitrates the dispute. Judgment upon any award by the arbitrator(s) may be entered in any court having jurisdiction thereof. It is agreed that the prevailing party in any such arbitration or other action arising from or relating to this Agreement shall be entitled


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to reimbursement of its or his reasonable costs and expenses, including attorneys' fees. Each Party consents to the exercise over it or him of personal jurisdiction by the arbitrator(s) selected by JAMS to resolve any dispute hereunder.

15.    FEES OF NEGOTIATING THIS AGREEMENT

The Company will pay all legal, accounting and other professional fees and related expenses reasonably incurred by Tietz in connection with the negotiation and preparation of this Agreement.

16.    INDEMNIFICATION

To the fullest extent permitted by law and the Company's bylaws, the Company shall indemnify Tietz (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by Tietz in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being an officer, director or employee of the Company or any of its subsidiaries. Concurrently herewith, the Company and Tietz are entering into an Indemnification Agreement for the purpose of implementing the indemnification commitment of this Section 16.

17.    BINDING EFFECT

This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Tietz and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) to A or a substantial portion of its assets to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would


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
be required to perform it if no such succession had taken place; provided however, that Tietz shall have the same obligations to the successor as he would have had to the Company. Regardless of whether such an agreement is executed, this Agreement shall be binding on any successor of the Company in accordance with the operation of law, and such successor shall be deemed the Company for all purposes under this Agreement.

18.    NOTICES

Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed properly given if given in writing or by electronic mail and either delivered through a commercially-recognized overnight delivery service or, if sent by electronic mail or telecopier, to the party or to an officer of the party to whom the same is directed, addressed as follows:

       (a)    If to Cronos, to:      The Cronos Group
                                     Orchard Lea, Winkfield Windsor
                                     Berkshire SL44RU
                                     England
                                     Attn: Rudolf J. Weissenberger
                                     Fax: 01144 1344 894 102
                                     Email: rjw@cronos.com

       (b)    If to Tietz, to:       Dennis J. Tietz
                                     Cronos Capital Corp.
                                     444 Market Street, 15th Floor
                                     San Francisco, California 94111
                                     Fax: (415) 677-9196
                                     Email: djt@cronos.com

Any party identified above may change the address to which notices are to be given hereunder by giving notice to the other party in the manner herein provided.


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19.    AMENDMENT OF AGREEMENT

This Agreement may not be amended except by written agreement signed by both Parties. Only the Board has the authority to authorize such an amendment on behalf of the Company.

20.    SEVERABILITY

Each term of this Agreement is deemed severable, in whole or in part, and if any provision of this Agreement or its application in any circumstance is found to be unlawful or invalid, the remaining terms and provisions shall remain in full force and effect.

21.    EXECUTION IN COUNTERPARTS

This Agreement may be executed by the Parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

THE CRONOS GROUP

Rudolf J. Weissenberger
Chairman of the Board of Directors

Dennis J. Tietz




By /s/ [SIGNATURE ILLEGIBLE]
   -------------------------

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
                            INDEMNIFICATION AGREEMENT

       THIS INDEMNIFICATION AGREEMENT (the "Agreement") is made and entered into this 1114~- day of __________ 1998, by and between THE CRONOS GROUP, a limited liability company incorporated in Luxembourg (the "Company", which term shall include the Company's subsidiaries), and DENNIS J. TIETZ ("Indemnitee"). Certain capitalized terms are used in this Agreement as specifically defined in Section 7.

In consideration of the premises and THE COVENANTS CONTAINED herein, the Company and Indemnitee do hereby covenant and agree as follows:

1.     Services by Indemnitee.

1.1 Indemnitee currently serves as a director and officer of CRONOS CAPITAL CORR, a California corporation ("CW"), as a director and officer of CRONOS SECURITIES CORP., a California corporation ("CSC"), and as a director of CRONOS CONTAINERS, N.V., a Netherlands Antilles corporation ("CCNV"). On December 11, 1998, the Board of Directors of the Company appointed Indemnitee as the Chief Executive Officer of the Indemnitee, and nominated him to serve on the Board of Directors of the Company, subject to approval of the Company's shareholders. The Board of Directors of the Company has also appointed Indemnitee to serve as an officer and/or director of the following additional affiliates of the Company:
Cronos Containers Ltd., a UK corporation; Cronos Equipment (Bermuda) Ltd., a Bermuda corporation; Cronos Holdings/Investments (US) Inc., a Delaware corporation; Cronos Containers (Cayman) Ltd., a Cayman Islands corporation, and Cronos Containers Leasing, N.V., a Netherlands Antilles corporation (said affiliates referred to hereinafter as the "Other Affiliates").

1.2 The Company and Indemnitee are currently negotiating an Employment Agreement pursuant to which Indemnitee shall serve as Chief Executive Officer of the Company. The purpose of this Agreement is to provide indemnification to Indemnitee on the terms and conditions set forth herein, with respect to any services rendered by Indemnitee to the Company, CCC, CSC, CCW, the Other Affiliates, or to any other company or entity affiliated with the Company. For purposes of this Agreement, the term "Company" shall refer to The Cronos Group, CCC, CSC, CCW, the Other Affiliates, and to each company, entity, or enterprise affiliated with the Company, with respect to which, at the request of the Company, Indemnitee serves as a director, officer, or fiduciary.

                                                                            E139

2.     Indemnification and Advance.

2.1 The Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding within fifteen days after the receipt by the Company of a request therefor, accompanied or preceded by reasonable evidence of such Expenses and by an undertaking to repay all Expenses advanced to the extent Indemnitee shall be adjudicated, or determined pursuant to Section 3.2 or 3.3, to be not entitled to indemnification therefor (which undertaking shall be accepted by the Company without reference to Indemnitee's financial ability to repay any such advances).

2.2 Except as specifically provided in Sections 3.1, 3.2 and 3.3, within 60 days after receipt of a request therefor the Company shall indemnify Indemnitee to the full extent permitted by law against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any Proceeding or any claim, issue or matter therein. A request for indemnification shall be accompanied by reasonable evidence of the amount for which indemnification is requested, and shall indicate a choice of Independent Counsel, if any, to make any determination pursuant to Section 3.3.

2.3 Notwithstanding any other provision of this Agreement, Indemnitee shall be indemnified against all Expenses attributable to any Proceeding (or any claim, issue or matter relating thereto) which was adjudicated or determined by a court or other body of competent jurisdiction or authority, on the merits or otherwise, in Indemnitee's favor or which was terminated by dismissal or withdrawal with or without prejudice.

3.     Exceptions.

3.1 No indemnification shall be provided hereunder with respect to any claim, issue or matter to the extent that Indemnitee has been adjudicated not to have acted in good faith and in a manner which the Indemnitee believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified herein.

3.2 If a Change of Control has not occurred, no indemnification shall be provided hereunder to the extent that, within 60 days of the receipt by the Company of a request for indemnification, Indemnitee has been determined (after investigation) by (a) the Board of Directors of the Company by majority vote of a quorum of Disinterested Directors, or (b) if such a quorum is not obtainable, or if directed by majority vote of a quorum of Disinterested Directors, Independent Counsel (selected

                                                                            E140
by majority vote of the Disinterested Directors or, if none, by majority vote of the Board of Directors) in a written opinion, not to have acted in good faith and in a manner which the Indemnitee believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

3.3. If a Change in Control has occurred, no indemnification shall be provided hereunder to the extent that, within 60 days of the receipt by the Company of a request for indemnification, Indemnitee has been determined (after investigation) by (a) the Independent Counsel specified by Indemnitee in the request for indemnification or (b) if no such specification is made, by a person, persons or entity who would be entitled to make such a determination pursuant to Section 3.2 if a Change in Control had not OCCURRED, not to have acted in good faith and in a manner which the Indemnitee believed to he in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A person, persons or entity making a determination pursuant to this
Section 3.3 shall presume that Indemnitee acted so as to be entitled to indemnification, and the Company shall have the burden of proof in overcoming that presumption.

3.4 Indemnitee shall cooperate with any person, persons or entity making an investigation pursuant to Section 3.2 or 3.3 to the extent reasonably requested. Any costs or expenses (including attorneys' fees and disbursements) incurred by Indemnitee in so cooperating shall be borne by the Company (irrespective of the determination as to Indemnitee's entitlement to indemnification), and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

4.     Remedies of Indemnitee.

4.1 In the event that (i) a determination is made that Indemnitee is not entitled to indemnification under this Agreement, (ii) a required advancement of Expenses is not timely made, or (iii) payment of any required indemnification is not timely made within the 60-day period prescribed in Sections 3.2 and 3.3, Indemnitee shall be entitled to an adjudication in an appropriate state or federal court in the City and County of San Francisco, California, and each of the Company, CCC, CSC, CCW, and the Other affiliates hereby consent to the jurisdiction over it of the state and federal courts in the City and County of San Francisco for the purpose of resolving any such dispute. Alternatively, Indemnitee, at his option, may seek an award in arbitration to be conducted by and pursuant to the rules of JAMS/Endispute, San Francisco, California, and a judgment upon any arbitration award may be entered in any court having jurisdiction, including, without limitation, the state and federal courts in the City and County of San Francisco, California. Indemnitee shall commence a proceeding seeking such an adjudication or an award in arbitration within 270 days following the date on which Indemnitee first has knowledge of his right to commence such proceeding. The Company shall not oppose Indemnitee's right to seek any such adjudication or award in arbitration.

                                                                            E141

4.2 In the event that a determination shall have been made pursuant to this Agreement that Indemnitee is not entitled to indemnification, any such judicial proceeding or arbitration shall be conducted in all respects as a de nov trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of such adverse determination. If a Change of Control shall have occurred, in any such judicial proceeding or arbitration the Company shall have the burden of proving that Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be, notwithstanding such adverse determination.

4.3 The Company shall be precluded from asserting in any judicial proceeding or arbitration that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

4.4 In the event that Indemnitee seeks a judicial adjudication of or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all expenses (of the types described in the definition of Expenses) actually and reasonably incurred by him in such judicial adjudication or arbitration, if he prevails therein or if such recovery is ordered by the court or the arbitrator. If it shall be determined in such judicial adjudication that Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

5. Security. To the extent requested by the Indemnitee and approved by the Company's Board of Directors, the Company may at any time and from time to time provide security to the Indemnitee for the Company's obligations hereunder through an irrevocable bank letter of credit, funded trust or other collateral. Any such security, once provided to the Indemnitee, may not be revoked or released without the prior written consent of Indemnitee.

6. Insurance. To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors or executive officers of the Company (or fiduciaries of any other enterprise), Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director or executive officer (or fiduciary) under such policy or policies, whether or not Indemnitee is still a director or executive officer of the Company, CCC, CSC, CCW, or the Other Affiliates. The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

                                                                            E142

7.     Definitions.

7.1 "Change in Control" means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934 (the "Act"), whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if (i) any "Person" (as such term is used in Section 13(d) of the Act) is or becomes the `beneficial owner' (as defined in Rule 13d-3 under the
Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities without the prior approval of at least two thirds of the members of the Board of Directors in office immediately prior to such person attaining such percentage interest; (ii) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or
(iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

7.2 "Disinterested Director" means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

7.3 "Expenses" shall include all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the type customarily incurred in connection with prosecuting, defending, appearing as a witness in, preparing to prosecute or defend or appear as a witness in, or investigating a Proceeding.

7.4 "Independent Counsel" means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in any action to determine Indemnitee's rights under this Agreement.

                                                                            E143

7.5 "Proceeding" means any pending, threatened or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative in which Indemnitee is or may be involved as a witness, respondent, or defendant by reason of being, having been or having agreed to become a director or executive officer of the Company, CCC, CSQ CCW, to the Other Affiliates, or, at the request of the Company, being, having been or having agreed to become a director, officer or fiduciary of any other entity or enterprise.

8.     General.

8.1 The rights provided by this Agreement shall not be exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Company's articles of incorporation or bylaws, any other agreement a vote of stockholders or a resolution of directors, or otherwise.

8.2 This Agreement shall continue until and terminate upon the later of (a) ten (10) years after the date that Indemnitee shall have ceased to serve as a director or executive officer of the Company, CCC, CSC, or CCW, or the Other Affiliates or as a fiduciary of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which Indemnitee served at the request of the Company; or (b) the final termination of all pending Proceedings in respect of which Indemnitee is granted rights hereunder and of any proceeding commenced by Indemnitee relating thereto. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and his heirs, executors and administrators.

8.3 In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

8.4 If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby: and (b) to the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

8.5 No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

                                                                            E144

8.6 Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder; provided however, that the failure to give any such notice shall not disqualify the Indemnitee from indemnification hereunder.

8.7 All notices, requests, demands and other communications hereunder shall be in writing and shall have been duly given if (i) actually received, or (ii) mailed by certified or registered mail, postage prepaid, on the third business day after the date on which it is so mailed.

8.8 This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

THE CRONOS GROUP

By

Its

And

Its

INDEMNITEE

Dennis Tietz

                                                                            E145

                               SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT ("Agreement") is made and entered into this 11th day of December 1998 (the "Effective Date") by and between The Cronos Group, a limited liability company organized and existing under the laws of Luxembourg (the "Company"), and Dennis J. Tietz (the "Employee").

WHEREAS, the Employee is currently employed by the Company as its Chief Executive Officer; and

WHEREAS, the Company believes that it is in the best interest of the Company and its shareholders to enter into this Agreement in order to provide for stability in the management of the Company;

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, the Company and the Employee hereby agree as follows:

1.     DEFINITIONS

       1.1.   "Board" means the Board of Directors of the Company.

       1.2.   "Change of Control" means any one of the following events;

       1.2.1. Schedule 13D or- 13G Filing. A Schedule 13D or 13G is filed pursuant to the Exchange Act indicating that any person or group (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") has become the holder of more than twenty percent (20%) of the outstanding Voting Shares. For purposes of calculating the percentage of Voting


                                                                            E146

Shares, such person or group shall be deemed the owner of any Voting Shares which such person or group may acquire upon conversion of securities or upon the exercise of options, warrants or rights.

1.2.2. Certain Changes in Directors. As a result of or in connection with any cash tender offer, merger, or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Company just prior to such event shall cease within one year to constitute a majority of the Board.

1.2.3. Going Private. The Company's stockholders approve a definitive agreement providing for a transaction in which the Company will cease to be an independent publicly-owned corporation.

1.2.4. Certain Corporate Transactions. The stockholders of the Company approve a definitive agreement (i) to merge or consolidate the Company with or into another corporation in which the holders of Voting Shares immediately before such merger or reorganization will not, immediately following such merger or reorganization, hold as a group on a fully-diluted basis both the ability to elect at least a majority of the directors of the surviving corporation and at least a majority in value of the surviving corporation's outstanding equity securities, or (ii) to sell or otherwise dispose of all or substantially all of the assets of the Company.

1.2.5. Tender or Exchange Offer. An Offer is made by a person or group (as such terms are defined in Section 13(d)(3) of the Exchange Act) and such Offer has resulted in such person or group holding an aggregate of twenty percent (20%) or more of the outstanding Voting Shares. For purposes of this

                                                                            E147

                                                                            E148
paragraph 1.25, Voting Shares held by such person or group shall be calculated in accordance with the last sentence of Section 1.2.1 hereof.

1.2.6. Existing Shareholder. Employee is aware that as disclosed in the Company's Annual Report on Form 20-F for the year ended December 31, 1997, Stefan M. Palatin is disclosed as the record owner of 31.9% of the issued and outstanding shares of Common Stock of the Company, subject to the conditions and restrictions set forth in said Annual Report. No Change of Control" within the meaning of this Section 1.2. shall be deemed to occur should Mr. Palatin, from and after the date of this Agreement, file an amendment to his Schedule 13D updating the extent of his holdings of outstanding shares of Common Stock of the Company; provided, however, that a Change of Control within the meaning of this
Section 1.2 shall be deemed to occur in the event that Mr. Palatin files a
Schedule 13D indicating that he or any group of persons of which he is a member hold more than 35% of the outstanding Voting Shares.

1.3. "Offer" means a tender offer or an exchange offer for shares of the Company's Stock.

1.4.   "Stock" means the Common Stock, $2.00 par value, of the Company.

1.5. "Termination Date" means the date on which Employee's employment with the Company is terminated.

1.6. "Termination For Cause" means the termination by the Company of Employee's employment by the Company by reason of Employee's willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to the

                                                                            E149

                                                                            E150

Company, or by reason of Employee's willful material breach of any employment agreement with the Company, which has resulted in material injury to the Company; provided, however, that Employee's employment shall not be deemed to have terminated in a Termination For Cause if such termination took place as a result of any act or omission believed by Employee in good faith to have been in the interest of the Company.

1.7. "Termination Without Cause" means termination of Employee's employment other than pursuant to a Termination For Cause. Termination Without Cause includes a termination by Employee following (a) a reduction by more than 5% of Employee's base salary per month, exclusive of bonus, fringe benefits, and other non-salary compensation (the "Monthly Base Salary") or (b) a material reduction in Employee's titles, positions, duties and/or responsibilities as an officer of the Company.

1.8. "Voting Shares" means the outstanding shares of the Company entitled to vote for the election of directors.

2.     PAYMENTS AND BENEFITS UPON TERMINATION WITHOUT CAUSE

In the event of a Termination Without Cause, the Employee shall be entitled to receive the following: 2.1. Monthly Base Salary For a period of six (6) months following the Termination Date, Employee shall receive his Monthly Base Salary at a rate equal to the highest Monthly Base Salary paid to Employee within the six (6) months preceding the Termination Date. In addition, if Employee has been employed by Company for more than five years, Employee shall be entitled to additional Monthly

                                                                            E151

                       [This page intentionally left blank]























                                                                            E152

Base Salary, determined in accordance with the preceding sentence, for the applicable period set forth in Schedule 2.1 hereto. At the option of the Company, all or part of such Monthly Base Salary may be paid in a lump sum. For purposes of this Section 2.1, employment by any subsidiary of the Company shall be deemed employment by the Company.

2.2. Bonus. If, an the Termination Date, Employee is a participant in any Company bonus plan or program, Employee shall be paid, when such bonus payments typically are made to plan or program participants, a portion of each such bonus determined by multiplying (i) a fraction, the numerator of which shall be the number of months that shall have passed to the last day of the month in which the Termination Date occurs, and the denominator of which shall be twelve, and
(ii) the bonus to which Employee would have been entitled had such termination not occurred. For purposes of the foregoing clause (ii), Employee shall be not be entitled to a pro rata amount of bonus that is discretionary, unless such Employee is specifically awarded such discretionary amount in accordance with the terms and conditions of the applicable bonus plan or program.

2.3. Benefits. So long as Employee is receiving his Monthly Base Salary or until Employee is reemployed, whichever first occurs, Employee also shall be entitled to all employee benefits, including medical and life insurance, pension, retirement and other benefits to which Employee was entitled on the Termination Date.

2.4. Vesting If, on the Termination Date, Employee holds any Voting Shares or options or other rights to acquire Voting Shares which are subject

                                                                            E153

                       [This page intentionally left blank]















                                                                            E154
to restrictions based on continued employment with the Company, such restrictions shall lapse as of the Termination Date. In addition, if Employee is a participant in any Company deferred compensation plan, then all amounts credited under such plan to Employee shall become fully vested and nonforfeitable.

2.5. Outplacement Services. The Company shall pay, on behalf of Employee, expenses and fees relating to outplacement services utilized by Employee, in an amount that is the usual and customary rate for such services for an individual at Employee's level.

2.6. Multiple, Benefit. To the extent that any other agreement ("Other Agreement") between the Employee and the Company would provide for salary continuation (or a lump sum payment in lieu of salary continuation) and bonus payments under the same circumstances as such benefits would be provided pursuant to Sections 2.1 and 2.2 hereof, then Employee shall not receive such benefits under both the Other Agreement and Sections 2.1 and 2.2, but shall instead receive the greater of the salary continuation benefit payable under either Section 2.1 or the Other Agreement and the greater of the bonus benefit payable under either Section 2.2 and the Other Agreement. Except as provided by the foregoing sentence, the benefits payable under this Agreement shall be in addition to, and not in lieu of, any other benefits that may be provided under any plan, program or agreement.

3.     EMPLOYMENT

       The sole purpose of this Agreement is to provide Employee with severance benefits in the event Employee is Terminated Without Cause. This

                                                                            E155

                       [This page intentionally left blank]









                                                                            E156

Agreement is not an employment agreement. This Agreement shall not affect any right of the Company to terminate Employee's employment at any time.

4.     HEADINGS

The headings used in this Agreement are for convenience only, and shall not be used to construe the terms and conditions of the Agreement.

5.     GOVERNING LAW

This Agreement shall be governed by and construed according to the laws of the State of California. The terms of this Agreement shall bind and shall inure to the benefit of the successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the day and year first above written.

                                                       THE CRONOS GROUP

                                       By

                                      Its

                                    And Its

                                       De

                                                                            E157

                                  Scheduled 2.


In accordance with Section 2.1, Employee shall be entitled to receive additional monthly base salary as provided in the following units.

                                   Additional        Total Months
               Completed         Months of Base       of Base Pay
           Years of Service     Pay Continuation     Continuation
           ----------------     ----------------     ------------

                   5                    7                 13
                   6                    8                 14
                   7                    9                 15
                   8                   10                 16
                   9                   11                 17
              10 or more               12                 18



                                                                            E158